Exhibit 99.1

Bruker Corporation Reports First Quarter 2009 Results

BILLERICA, Mass., April 30, 2009 (BUSINESS WIRE)  —  Bruker Corporation (NASDAQ: BRKR) today reported financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Snapshot

•                  GAAP Revenue decreased 3.3%

•                  FX-Adjusted Revenue increased 4.5%

•                  GAAP Net Income $8.4 million, EPS $0.05 per diluted share

Financial Results

In the first quarter of 2009, revenue was $230.5 million, a decrease of 3.3% compared to revenue of $238.3 in the first quarter of 2008.  Excluding the effects of foreign currency translation, first quarter 2009 revenue increased by 4.5% year-over-year.

GAAP net income for the first quarter of 2009 was $8.4 million, or $0.05 per diluted share, compared to a net loss of ($0.8) million, or ($0.00) per diluted share, in the first quarter of 2008.

Free cash flow for the first quarter of 2009 was $9.2 million, compared to $8.9 million in the first quarter of 2008.  During the first quarter of 2009, Bruker repaid $20.2 million of debt and ended the quarter with cash and cash equivalents of $149.9 million, and net debt of $53.7 million.

Comment and Outlook

Frank Laukien, President and CEO, commented: “We are pleased with our first quarter 2009 results, given the challenges in the marketplace today.  During the first quarter, while we saw softness in our industrial and pharma/biotech orders, we recorded healthy orders from academic, medical school, government and other non-profit customers, which typically account for about two-thirds of Bruker’s revenue.  While we continue to be below our gross margin and operating margin goals, we have started to see the effects of our cost-cutting initiatives and we expect to realize further savings in 2009.  We continue to rationalize our cost structure, but we also are investing in new opportunities, and have introduced a record number of important new products so far in 2009.”

Dr. Laukien continued with an update on the outlook for 2009: “While certain industrial and pharma market segments this year are even more challenging than we had expected, our non-profit, governmental and other healthcare orders remain strong.  For example, we are excited about our double-digit order growth in life-science mass spectrometry, driven by the compelling capabilities of our high-performance products.  We also see positive signs as a result of the various international government stimulus packages, which in our opinion will particularly benefit high-end research equipment.  In Japan, we have already seen additional orders and revenue, while elsewhere we have experienced a significant increase in requests for proposals and assistance with grant writing.  We are hopeful that global stimulus funding for academic, medical and government research will result in additional business for Bruker in the second half of 2009 and into 2010.”

Bruker’s CFO, Bill Knight, added:  “The downturn in the global economy is challenging to navigate and revenue was negatively affected by foreign currency headwinds in the first quarter.  We continue to explore additional cost savings opportunities, while improving our operational efficiency through product design, production process improvements and enhanced balance sheet management.”

EARNINGS CONFERENCE CALL

Bruker Corporation will host an operator-assisted earnings conference call at 10:00 a.m. Eastern Daylight Time on Thursday, April 30, 2009.  To listen to the webcast, investors can go to http://ir.bruker.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-419-5570, or +1-617-896-9871 outside the US and Canada.  Investors should refer to the Bruker Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or +1-617-801-6888 outside the US and Canada, and then entering replay pass code 71318410.  For more information, please visit http://ir.bruker.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to adverse changes in conditions in the global economy and volatility in the capital markets, the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2008, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Bruker Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Three Months Ended March 31,
	2009	2008
Product revenue	$202.2	$208.3
Service revenue	26.9	28.7
Other revenue	1.4	1.3
Total revenue	230.5	238.3

Cost of product revenue	111.7	105.2
Cost of service revenue	16.1	19.1
Total cost of revenue	127.8	124.3

Gross profit	102.7	114.0

Operating Expenses:
Sales and marketing	42.6	44.4
General and administrative	16.7	16.8
Research and development	29.1	31.2
Acquisition related charges	—	5.8
Total operating expenses	88.4	98.2

Operating income	14.3	15.8

Foreign exchange gains (losses), net	1.1	(12.2)
Interest and other income (expense), net	(1.0)	—

Income before income tax provision and noncontrolling interest in consolidated subsidiaries	14.4	3.6
Income tax provision	5.8	4.2

Net income (loss)	8.6	(0.6)
Net income (loss) attributable to noncontrolling interests	0.2	0.2
Net income (loss) attributable to Bruker Corporation	$8.4	$(0.8)

Net income (loss) per common share attributable to:
Bruker Corporation shareholders:
Basic	$0.05	$(0.00)
Diluted	$0.05	$(0.00)

Weighted average shares outstanding:
Basic	163.3	162.3
Diluted	164.3	162.3

Bruker Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31,	December 31,
	2009	2008

ASSETS

Current assets:
Cash, short-term investments and restricted cash	$149.9	$167.7
Accounts receivable, net	142.9	171.9
Inventories	420.4	425.1
Other current assets	61.1	56.0
Total current assets	774.3	820.7

Property and equipment, net	208.6	221.3
Intangible and other assets	76.2	74.3

Total assets	$1,059.1	$1,116.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$30.9	$41.0
Accounts payable	47.5	43.3
Customer deposits	197.7	199.6
Other current liabilities	215.8	235.8
Total current liabilities	491.9	519.7

Long-term debt	172.7	182.8
Other long-term liabilities	96.7	101.1

Total shareholders’ equity	297.8	312.7

Total liabilities and shareholders’ equity	$1,059.1	$1,116.3

FOR FURTHER INFORMATION:	Stacey Desrochers, Director of Investor Relations
Tel: +1 (978) 663-3660, ext. 1115
Email: stacey.desrochers@bruker.com